EXHIBIT 23(a)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS We consent to the incorporation by reference in this Registration Statement of Sears Roebuck Acceptance Corp. (the "Company") on Form S-3 of our report dated January 19, 1996, appearing in (and incorporated by reference in) the Annual Report on Form 10-K of Sears Roebuck Acceptance Corp. for the year ended December 30, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the use in this Registration Statement of our report dated January 19, 1996 on the Company's Summary Financial Information under the captions "Operating Results" and "Financial Position" included as Exhibit 99 to this Registration Statement.


/S/DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
August 8, 1996